Exhibit 21.1

LSB INDUSTRIES, INC.

SUBSIDIARY LISTING

Revised December 31, 2005

LSB INDUSTRIES, INC. (Direct subsidiaries in bold italics)

Prime Financial Corporation

Prime Holdings Corporation (f/k/a Tower IV Corporation, f/k/a LSB Leasing Corp.)

Northwest Capital Corporation

ThermaClime, Inc. (5% stock ownership)

LSB Holdings, Inc.

LSB-Europa Limited

Summit Machine Tool Inc. Corp.

Cherokee Nitrogen Holdings, Inc. (f/k/a Cherokee Nitrogen Company)

Climate Mate, Inc.

ClimateCraft Technologies, Inc.

INDUSTRIAL PRODUCTS BUSINESS

Summit Machine Tool Manufacturing Corp.

Summit Machinery Company

Pryor Plant Chemical Company (f/k/a LSB Financial Corp.)

Clipmate Corporation (20% held by Waldock and Starrett)

Hercules Energy Mfg. Corporation

ENVIRONMENTAL/CHEMICAL BUSINESS

ThermaClime, Inc. (f/k/a ClimaChem, Inc.) (95% stock ownership)

Northwest Financial Corporation

LSB Chemical Corp.

El Dorado Chemical Company

Chemex I Corp. (f/k/a Slurry Explosive Corporation)

DSN Corporation

Chemex II Corp. (f/k/a Universal Tech Corporation)

El Dorado Nitric Company (f/k/a El Dorado Nitrogen Company, f/k/a LSB Nitrogen Corporation, f/k/a LSB Import Corp.)

El Dorado Acid, L.L.C. (General Partner of El Dorado Nitrogen, L.P.)

El Dorado Nitrogen, L.P. (1% ownership)

El Dorado Acid II, L.L.C. (Limited Partner of El Dorado Nitrogen, L.P.)

El Dorado Nitrogen, L.P. (99% ownership)

XpediAir, Inc. (f/k/a The Environmental Group, Inc.)

International Environmental Corporation

Climate Master, Inc.

The Climate Control Group, Inc. (f/k/a APR Corporation)

ClimateCraft, Inc. (f/k/a Summit Machine Tool Systems, Inc.)

ACP International Limited (f/k/a ACP Manufacturing Corp.)

CEPOLK Holdings, Inc. (f/k/a ThermalClime, Inc.; f/k/a LSB South America Corporation)

ClimaCool Corp. (f/k/a MultiClima Holdings, Inc., f/k/a LSB International Corp.)

TRISON Construction, Inc.

Koax Corp.

Cherokee Nitrogen Company